CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

PROPANC BIOPHARMA, INC.

PROPANC BIOPHARMA, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation by written consent on December 5, 2017, setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, as amended (the “Amendment”), declaring the Amendment to be advisable and recommended for approval by the stockholders of the Corporation. The resolution setting forth the proposed Amendment is as follows:

RESOLVED, that, subject to stockholder approval, the Certificate of Incorporation of the Corporation be amended by deleting Article 4 in its entirety and replacing it as follows:

“Article 4. The total number of shares of all classes and series the Corporation is authorized to issue is 401,500,005 shares, consisting of (i) 400,000,000 shares of common stock, par value $0.001 per share and (ii) 1,500,005 shares of preferred stock, par value $0.01 per share, with such rights, preferences and limitations as may be set from time to time by resolution of the board of directors and the filing of a certificate of designation as required by the Delaware General Corporation Law. The total number of shares the Corporation is therefore authorized to issue is 401,500,005, of which 400,000,000 are shares of common stock with the par value $0.001 and 1,500,005 are shares of preferred stock with the par value $0.01.”

SECOND: That in lieu of a meeting and vote of the stockholders, a majority of the Corporation’s stockholders have given consent to the Amendment in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware to approve the Amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 23rd day of January, 2018.

PROPANC BIOPHARMA, INC.

By:	/s/ James Nathanielsz
Name:	James Nathanielsz
Title:	Chief Executive Officer